EXHIBIT 99

PRESS RELEASE  DATED October 26, 2011

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920) 527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2011 THIRD QUARTER RESULTS

NEENAH, WISCONSIN, October 26, 2011 — Bemis Company, Inc. (NYSE-BMS) today reported its 2011 third quarter results:

Highlights of the third quarter 2011:

•                  Net sales increased by 4.9 percent to $1.4 billion.

•                  Diluted earnings per share was $0.53, including charges of $0.03 per share related to acquisitions completed during the quarter.

•                  Adjusted diluted earnings per share would have been $0.56, consistent with the low end of management’s guidance for the quarter (See attached schedule, “Reconciliation of Non-GAAP Data.”)

•                  Flexible packaging segment operating profit primarily reflected the negative effect of lower unit volume levels compared to the same period of 2010, especially in our South American operations.

•                  Record quarterly cash provided by operating activities was $169 million.

•                  Repurchases of Bemis common stock totaled 1.2 million shares.

Fourth quarter guidance:

•                  Capacity optimization initiatives, including workforce reductions and several small plant closings, are expected to result in severance and other special charges in the future.  Severance charges in the fourth quarter are expected to approximate $0.04 per share.

•                  Management established adjusted diluted earnings guidance for the fourth quarter of 2011, excluding the severance charges highlighted above, at $0.36 to $0.42 per share, reflecting the negative impact of lower unit sales volumes expected to continue through the end of the year.

“During the third quarter, unit volumes decreased in nearly every market category, reflecting the concern about softness in demand that our customers had expressed earlier in the year,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer.  “Food price inflation has driven grocery store prices higher in 2011, challenging consumers to stretch their grocery store dollars. Most of our customers experienced lower unit sales volumes in many of the product categories for which we provide packaging, and we expect this trend to continue through the fourth quarter.

“At Bemis, we have responded to lower volume levels by reducing our workforce. In addition, we are undertaking optimization initiatives that will result in the closing of several small plants globally and leveraging our most efficient facilities and proprietary technologies over the next year.  These initiatives are possible because of the progress we have made in activities around specification consolidation and production efficiency. Efforts associated with these activities are expected to reduce fixed costs and optimize our facilities to create a manufacturing platform from which to expand in the future.”

CONSOLIDATED RESULTS

Total Bemis net sales were $1.36 billion for the third quarter of 2011, a 4.9 percent increase from $1.29 billion for the same period of 2010.  Sales growth included a 2.3 percent increase due to currency translation.  The remaining increase in net sales reflects higher selling prices offset by lower unit sales volumes.

Diluted earnings per share from continuing operations for the third quarter of 2011 was $0.53 compared to $0.56 per share for the same quarter of 2010.  Excluding professional fees and other acquisition associated costs incurred, adjusted diluted earnings from continuing operations would have been $0.56 per share for the current quarter compared to $0.57 per share in the same quarter of 2010.

FLEXIBLE PACKAGING BUSINESS SEGMENT

Bemis’ flexible packaging business segment reported net sales of $1.22 billion.  This represents a 5.5 percent increase compared to net sales of $1.15 billion for the third quarter of 2010.  Currency effects increased net sales by 2.1 percent.  The remaining sales growth reflected higher selling prices compared to the third quarter of 2010, partially offset by lower unit sales volumes.  Segment operating profit for the third quarter of 2011 was $117.4 million, or 9.7 percent of net sales, compared to operating profit of $133.9 million, or 11.6 percent of net sales for the same period of 2010.  Excluding the impact of purchase accounting charges and integration costs, operating profit as a percentage of net sales would have been 9.8 percent for the third quarter of 2011 compared with 11.7 percent for the same period of 2010.  The effect of currency translation increased operating profit in the third quarter of 2011 by $1.8 million compared to the same quarter of 2010.  Raw material cost increases in 2011 have negatively impacted operating margins as a percentage of net sales, and lower unit volumes across most market categories have resulted in additional negative margin pressure.

Commenting on the flexible packaging segment results, Theisen said, “We have addressed the raw material cost increases from the first half of the year with selling price adjustments, many of which were implemented during the third quarter.  The benefits of these price adjustments were more than offset by the negative impact of generally lower unit sales volumes this quarter.  Food price inflation has led to retail consumer price increases and reduced consumer demand for many of our customers’ packaged food products during this period of economic weakness. In North America, we experienced lower unit volumes in the majority of our market categories.  In Europe, a decline in unit volumes was substantially offset by higher selling prices and better sales mix.  Unit volumes in our South American operations were also lower in most market categories, and recent currency fluctuations have driven the price of both imported and domestic raw materials higher in that region, putting further pressure on our operating results.

“We have made progress in optimizing production between facilities and reducing specifications to improve manufacturing efficiency.  We expect our ongoing optimization efforts to position us well to maximize performance in the future as volumes strengthen and new products are commercialized.”

PRESSURE SENSITIVE MATERIALS BUSINESS SEGMENT

Net sales from the pressure sensitive materials business segment for the third quarter of 2011 were $141.8 million, about even with the third quarter of 2010.  Currency effects increased net sales by 3.8 percent.  For the third quarter of 2011, operating profit totaled $8.0 million, or 5.6 percent of net sales, compared to operating profit for the third quarter of 2010 of $7.6 million, or 5.4 percent of net sales.  Currency effects increased operating profit for the quarter by $0.3 million. Both net sales and operating profit performance reflect the impact of lower unit volumes offset by higher selling prices and lower period costs.

OTHER OPERATING (INCOME) EXPENSE, NET

For the third quarter of 2011, other operating income and expense included $4.9 million of fiscal incentive income, an increase of $1.4 million compared to $3.5 million for the third quarter of 2010.  Government fiscal incentives are associated with net sales and manufacturing activities in certain operations in Brazil and are included in flexible packaging segment operating profit.

OTHER NON-OPERATING (INCOME) EXPENSE, NET

Other non-operating income included a $1.1 million gain on the sale of excess land during the third quarter of 2011.

CAPITAL STRUCTURE AND CASH FLOW

Total debt as of September 30, 2011 was $1.6 billion, an increase of $124 million from the balance of $1.5 billion at June 30, 2011.  Total cash flow from operating activities for the quarter ended September 30, 2011 was a record $169 million.  Cash available for the quarter was used to fund shareholder dividends, capital expenditures, the acquisition of the Mayor Packaging business, the acquisition of the preferred shares of a subsidiary, and the purchase of 1.2 million shares of Bemis common stock.  As of September 30, 2011, the remaining share repurchase authorization was 4.5 million shares.

2011 EARNINGS OUTLOOK

Commenting on the fourth quarter, Theisen said, “We expect unit volumes to continue to decline during the fourth quarter, and we are aggressively reducing costs to restore margins and support growth in the future.  Our ongoing optimization activities will position Bemis to improve operating performance, while leveraging our proprietary technologies to deliver superior solutions to our customers.”

Management expects adjusted diluted earnings per share for the fourth quarter of 2011 to be in the range of $0.36 to $0.42.  Fourth quarter severance charges associated with the optimization activities are expected to be in the range of $0.04 per share and will save about $0.06 per share in annualized costs beginning in 2012.  These optimization related costs are not included in management’s quarterly guidance.

Adjusted diluted earnings per share for the full year 2011 is expected to be in the range of $1.90 to $1.96 per share.  Capital expenditures are expected to be approximately $125 million for the full year 2011.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, and adjusted diluted earnings per share from continuing operations.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to acquisition related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, changes in fair value of deferred acquisition payments, and goodwill and intangible asset impairment charges.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s on-going business operations.

FORWARD LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, costs associated with the pursuit of business combinations, a failure in our information technology infrastructure or applications, foreign currency fluctuations, unexpected costs associated with plant closings, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2010.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2011 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.”  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2010 net sales of $4.8 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs over 20,000 individuals worldwide.  More information about the Company is available at our website, www.bemis.com.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$1,357,875	$1,294,341	$4,052,523	$3,586,285
Cost of products sold	1,134,223	1,052,084	3,361,034	2,924,220

Gross Profit	223,652	242,257	691,489	662,065

Operating expenses:
Selling, general, and administrative expenses	111,629	114,040	364,535	337,418
Research and development	10,643	10,496	28,216	24,846
Other operating (income) expense, net	(2,803)	(1,548)	(13,921)	3,251

Operating Income	104,183	119,269	312,659	296,550

Interest expense	18,399	18,345	54,845	55,022
Other non-operating (income) expense, net	(1,423)	1,523	(49)	(684)

Income from continuing operations before income taxes	87,207	99,401	257,863	242,212

Provision for income taxes	31,000	35,800	93,300	87,200

Income from continuing operations	56,207	63,601	164,563	155,012

Income (loss) from discontinued operations, net of tax		(833)		1,782

Net income	56,207	62,768	164,563	156,794

Less: Net income attributable to noncontrolling interests	348	1,349	3,242	4,953

Net income attributable to Bemis Company, Inc.	$55,859	$61,419	$161,321	$151,841

Amounts attributable to Bemis Company, Inc. :
Income from continuing operations, net of tax	$55,859	$62,252	$161,321	$150,059
Income (loss) from discontinued operations, net of tax		(833)		1,782
Net income attributable to Bemis Company, Inc.	$55,859	$61,419	$161,321	$151,841

Basic earnings per share:
Income from continuing operations	$0.53	$0.56	$1.51	$1.35
Income (loss) from discontinued operations		(0.01)		0.02
Net income attributable to Bemis Company, Inc.	$0.53	$0.55	$1.51	$1.37

Diluted earnings per share:
Income from continuing operations	$0.53	$0.56	$1.51	$1.35
Income (loss) from discontinued operations		(0.01)		0.02
Net income attributable to Bemis Company, Inc.	$0.53	$0.55	$1.51	$1.37

Cash dividends paid per share	$0.24	$0.23	$0.72	$0.69

Weighted average shares outstanding (includes participating securities):
Basic	104,842	110,548	106,765	110,916
Diluted	105,319	110,622	107,177	111,020

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	September 30,	December 31,
	2011	2010

ASSETS

Cash and cash equivalents	$97,933	$60,404
Accounts receivable, net	701,968	637,738
Inventories	685,112	673,863
Prepaid expenses and other current assets	94,868	94,914
Total current assets	1,579,881	1,466,919

Property and equipment, net	1,473,439	1,540,753

Goodwill	1,023,618	1,013,697
Other intangible assets, net	206,047	200,116
Deferred charges and other assets	61,235	64,346
Total other long-term assets	1,290,900	1,278,159

TOTAL ASSETS	$4,344,220	$4,285,831

LIABILITIES

Current portion of long-term debt	$14,215	$2,941
Short-term borrowings	939	6
Accounts payable	519,216	548,042
Accrued salaries and wages	95,665	103,024
Accrued income and other taxes	28,611	21,246
Total current liabilities	658,646	675,259

Long-term debt, less current portion	1,591,728	1,283,525
Deferred taxes	187,089	158,289
Other liabilities and deferred credits	224,293	241,326

TOTAL LIABILITIES	2,661,756	2,358,399

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (126,880,367 and 126,627,875 shares)	12,688	12,663
Capital in excess of par value	530,349	568,035
Retained earnings	1,835,502	1,751,908
Accumulated other comprehensive income	9,106	91,117
Common stock held in treasury, 23,953,971 and 18,953,971 shares at cost	(705,181)	(544,100)
Total Bemis Company, Inc. shareholders’ equity	1,682,464	1,879,623
Noncontrolling interests		47,809
TOTAL EQUITY	1,682,464	1,927,432

TOTAL LIABILITIES AND EQUITY	$4,344,220	$4,285,831

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Cash flows from operating activities
Net income	$164,563	$156,794
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	166,676	156,177
Excess tax benefit from share-based payment arrangements	(1,173)	(3,558)
Share-based compensation	13,541	14,000
Deferred income taxes	15,651	(2,983)
Income of unconsolidated affiliated company	(2,051)	(1,785)
Cash dividends received from unconsolidated affiliated company	4,338
(Gain) loss on sales of property and equipment	(534)	488
Changes in working capital, excluding effect of acquisitions	(116,987)	(83,577)
Net change in deferred charges and credits	6,471	18,107

Net cash provided by operating activities	250,495	253,663

Cash flows from investing activities
Additions to property and equipment	(92,211)	(64,670)
Business acquisitions and adjustments, net of cash acquired	(102,663)	(1,206,232)
Proceeds from sales of property and equipment	3,650	1,698
Net proceeds from sale of discontinued operations		75,202

Net cash used in investing activities	(191,224)	(1,194,002)

Cash flows from financing activities
Proceeds from issuance of long-term debt	6,573	13,665
Repayment of long-term debt	(4,256)	(51,659)
Net borrowing of commercial paper	316,023	158,369
Net borrowing (repayment) of short-term debt	1,039	(7,049)
Cash dividends paid to shareholders	(76,762)	(76,650)
Common stock purchased for the treasury	(161,081)	(29,225)
Purchase of subsidiary shares from noncontrolling interests	(89,713)	(15,879)
Excess tax benefit from share-based payment arrangements	1,173	3,558
Stock incentive programs and related withholdings	(4,008)	(14,651)

Net cash used in financing activities	(11,012)	(19,521)

Effect of exchange rates on cash and cash equivalents	(10,730)	(13,329)

Net increase (decrease) in cash and cash equivalents	37,529	(973,189)

Cash and cash equivalents balance at beginning of year	60,404	1,065,687

Cash and cash equivalents balance at end of period	$97,933	$92,498

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Flexible Packaging operating profit	$117.4	$133.9	$350.0	$349.0

Pressure Sensitive Materials operating profit	8.0	7.6	29.6	25.9

General corporate expenses	(21.2)	(22.2)	(66.9)	(78.3)

Operating income	104.2	119.3	312.7	296.6

Interest expense	(18.4)	(18.3)	(54.8)	(55.0)

Other non-operating income (expense), net	1.4	(1.5)		0.7

Income from continuing operations before income taxes	$87.2	$99.4	$257.9	$242.2

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Reconciliation of GAAP to Non-GAAP Operating Profit
and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$1,216.1	$1,152.3	$3,614.2	$3,160.6

Operating Profit as reported	117.4	133.9	350.0	349.0

Non-GAAP adjustments:
Purchase accounting for inventory and order backlog (1)	0.5		0.5	15.4
Acquisition related integration costs (4)	1.2	0.5	1.2	4.5

Operating Profit as adjusted	$119.1	$134.4	$351.7	$368.9

Operating Profit as a percentage of Net Sales
As Reported	9.7%	11.6%	9.7%	11.0%
As Adjusted	9.8%	11.7%	9.7%	11.7%

Pressure Sensitive Materials
Net Sales	$141.8	$142.0	$438.3	$425.7

Operating Profit as reported	8.0	7.6	29.6	25.9

Non-GAAP adjustments:

Operating Profit as adjusted	$8.0	$7.6	$29.6	$25.9

Operating Profit as a percentage of Net Sales
As Reported	5.6%	5.4%	6.8%	6.1%
As Adjusted	5.6%	5.4%	6.8%	6.1%

Reconciliation of GAAP to Non-GAAP
Earnings per Share

Diluted earnings per share from continuing operations, as reported	$0.53	$0.56	$1.51	$1.35

Non-GAAP adjustments per share, net of taxes:
Purchase accounting for inventory and order backlog (1)				0.09
Transaction related costs (2)	0.02	0.01	0.02	0.09
Financing impact of the Alcan Packaging Food Americas acquisition (3)				0.06
Acquisition related integration costs (4)	0.01		0.01	0.04

Diluted earnings per share from continuing operations, as adjusted	$0.56	$0.57	$1.54	$1.63

(1)

Expenses related to the purchase accounting impact of the fair value write-up of inventory and a charge for the fair value of the customer order backlog, both in the Alcan Packaging Food Americas and Mayor Packaging acquisitions.

(2)	Transaction related costs are related primarily to our acquisition of Alcan Packaging Food Americas and Mayor Packaging. These costs consist of legal, accounting, and other professional fees.
(3)

Impact from the July 2009 financing of the Alcan Packaging Food Americas acquisition, which included the issuance of 8.175 million shares and $800 million of public debt. The EPS impact includes the effect of the interest expense on the debt and the dilutive effect of the newly issued shares until the acquisition was completed on March 1, 2010.

(4)

Acquisition related integration costs include severance costs for workforce reductions and equipment relocation costs related to the Alcan Packaging Food Americas acquisition and earnout payments treated as compensation expense related to the Mayor Packaging acquisition.